Exhibit 10.3

MidSouth Capital Inc.
1050 Crown Point Parkway, Suite 200,
Atlanta GA 30338
Phone: (770)  804-3110  Fax: (770) 804-3119
Member NASD  SIPC

June 2, 2010

Kevin Murphy
Black Hawk Exploration
1174 Manito Drive
Fox Island, WA 98333

Subject: Private Placement Offering for Black Hawk Exploration  (BHWX.OB)

It is our understanding that the Black Hawk Exploration, the “Company”, desires to raise capital, as well as to fund the Company’s continuing general operations. Based on our discussions, our preliminary review of the financial information submitted to MidSouth Capital Inc., referred heretofore as the (“AGENT “) and representations you and your associates have made to us with regard to the present and proposed business activities of the Company, its operations and financial condition, we would like to confirm our interest in acting as the Company’s non-exclusive Financial Advisor, Investment Bank and Placement Agent, on a “best efforts” basis. In such role we would assist Black Hawk in one or more capital raises which might result in a private placement, merger, acquisition, sale of assets, sale of common stock, sale of ownership interest or any other financial transaction hereinafter referred to as a “Transaction” upon the basic terms and conditions set forth herein (the “Agreement”), as well as a full array of additional investment banking services.

Section I: Services to be rendered

“AGENT” services will include (but not be limited to) the following:

(i)
Arranging for one or more institutional investments of capital, as defined in iii, (an “Investment,” which could include any variation thereof, including common stock, preferred stock, mezzanine debt, senior secured debt, any other financial instrument or a combination of several financial instruments), on a best efforts basis (in a form and on terms satisfactory, in its sole judgment, to the Company) to raise capital for use by the Company;

(ii)
Any Investment will be placed in compliance with valid exemptions from registration or qualification under federal securities laws, state securities (“blue sky”) laws or foreign securities laws of each jurisdiction in which any offers of an Investment may be made;

(iii)
Utilizing appropriate investment information materials or modifying existing Company business plans and documents (collectively, the “Information Memorandum”) to be provided to potential sources of financing. “AGENT” will provide advice with respect to negotiating with all potential financing, merger or acquisition candidates introduced (as defined in Section II below) to the Company by “AGENT” (as defined below; any such identified and introduced candidates, along with their affiliates, associates, subsidiaries, divisions and related entities being hereinafter referred to as “Investor Candidates”) who might be interested or involved in making an Investment in the Company, including reviewing the preliminary and final documentation relating to any such financing.  As used herein, “Investor Candidates” shall mean and include individual, strategic and institutional investors of all types, introduced (as defined in Section II below) to the Company by “AGENT” including individuals, trusts, estates, partnerships and associations, banks, thrifts, insurance companies and other financial institutions, investment companies and other pooled investment vehicles, all tax-exempt organizations such as those subject to ERISA and other public and private pension funds, endowments and foundations as well as corporations in similar lines of business to the Company’s, which might be candidates for acquisition by or merger with , together with their affiliates, divisions, subsidiaries and investment management consultants. All Investor Candidates, if not merger or acquisition candidates, shall be “accredited investors,” as that term is generally understood in the private equity business;

In performing services hereunder, “AGENT” shall be regarded as an independent contractor and marketing representative. “AGENT” shall not have any right or authority to create any obligations of any kind on behalf of the Company, shall make no representation to any third party to the contrary, and shall not make any representations about the Company, its operations or finances other than what the Company provides for inclusion in the Information Memorandum.  Nothing contained in this Agreement shall be deemed or construed to create a partnership or joint venture between Company and “AGENT” or between Company and any Investor Candidate.

Section II: Fees, Expenses and Term

“AGENT” will be the non-exclusive financial advisor to and representative of the Company for an initial period of two consecutive (2) months commencing on the date of this Agreement, with an option to extend this Agreement an additional 6 months, provided however, that either party may withdraw from this Agreement at any time upon written notice to the other party.  Otherwise, this engagement and the terms hereunder will continue, subject to the same right of either party to terminate on written notice to the other party, until a Transaction is successfully completed or until the Agreement is terminated. Within three business days after the effective date of any termination by the Company (the “Termination Date”), “AGENT”  shall deliver to Company a list of all introduced Investor Candidates, merger or acquisition candidates and Strategic Investors (the “Covered Parties”) with which “AGENT”  can confirm that (a) the Company, at “AGENT’s” instigation or by “AGENTs” introduction, has had discussions concerning a Transaction during the term of this Agreement and prior to receipt of the notice of termination or (b) such Covered Parties have, prior to such notice of termination, expressed an interest in considering or pursuing a Transaction with Company.

On and after the Termination Date, “AGENT” shall also either destroy or return to Company any and all Information, Information Memoranda and any other confidential information of the Company (including extracts thereof), which are in “AGENT’s” possession or control. The provisions concerning confidentiality, indemnification, compensation and the Company’s obligations to pay fees and reimburse expenses contained herein and the Company’s obligations contained in the Indemnification Provisions (as hereinafter defined) will survive any such termination. “AGENT” agrees not to use any confidential information about the Company for any purposes other than in connection with a Transaction and directly related matters.

“AGENT” agrees to introduce the Company to certain potential Investor Candidates.  Upon written request from the Company, “AGENT” may designate independent counsel to prepare the appropriate documents (including subscription and escrow agreement) with regard to the terms of any financial transactions and the closing thereof. The Company is responsible for any and all reasonable expenses associated with the Offering and the closing documents, escrow and escrow agent. However incurrence of any such expenses over $10,000.00 shall require the prior written consent for those expenses from the Company.

If, within the two year period commencing on the date hereof, the Investor Candidate , singly or with others, purchases debt or equity securities of, or loans money to the Company, the Company will pay “AGENT” within three business days upon after any such transaction under the following terms below:

(i)	Cash Compensation Fees: A success fee for debt and/or equity capital raised by “AGENT” on behalf of Company shall be subject to the following fee structure:

a. 8 % of the amount for debt, or hybrid debt financing including convertible debt
b. 8 % on the amount of equity raised, including preferred equity

(ii)
A success fee which shall be the identical terms as in Section II (i) above of the Aggregate Consideration (except as further defined in (iii) and (iv) below) received by Company from any Transaction closed, including multiple successive Transactions, with an Investor Candidate or a Strategic Candidate (or upon closing a Transaction with a Covered Party, including multiple successive Transactions, within twelve months after the Termination Date), which amount will be paid when the Company receives the proceeds from the Transaction.

(iii)
Warrants:
In connection with the compensation set forth above, the Company agrees to grant “AGENT” warrants to purchase that number of shares of the Company’s common stock equal to two (2%) percent of the value of such transactions for successful common stock equity raised at 100% of the price at the closing of such transaction for a period of two (2) years, and/or to grant “AGENT” warrants to purchase that number of shares of the Company’s common stock equal to two (2%) percent of the value of such transactions for successful preferred stock, debt, hybrid debt of any kind (convertibles, warrants, etc.) or debt and equity combination raised at 100% of the price at the closing of such transaction for a period of two (2) years. These stocks shall be delivered in cash exercise and issuable from the investment closing date up to no more than five (5) years from the date and upon exercise thereof shall be fully paid and non-assessable.

For purposes of this Agreement, “introduced” means that “AGENT” shall have brought the prospective Investor Candidate, Strategic Investor or Transaction (“Investor Candidate”) to the attention of the Company and “AGENT” shall have been a procuring cause in its consummation of the matter.  “Procuring cause” shall mean that “AGENT” shall have identified the Investor Candidate, the merger or acquisition candidate or the Strategic Investor to Company and conducted initial qualifying discussions regarding an Investment in or other Transaction with Company, or caused the parties to have attended meetings for the purpose of considering a Transaction.

For purposes of this Agreement, “Aggregate Consideration” shall mean the total value of all cash, securities, other property and any other consideration, including, without limitation (as, if and when received), any contingent, earned or other assets or consideration, paid or payable, directly or indirectly, in connection with the Transaction, net of any indebtedness owed upon the same, it being the intention of this provision that the Aggregate Consideration shall mean the net equity value of any cash, tangible assets or measurable intangible assets acquired by, invested in, loaned to or transferred to the Company. If any non-cash consideration is a class of newly-issued, publicly-traded securities, then the fair market value thereof shall be the average of the closing prices for the twenty trading days subsequent to the fifth trading day after the consummation of the Transaction.  If no public market exists for any securities issued in the Transaction or a class of securities is not intended to be publicly traded or convertible into publicly-traded securities, then the fair market value thereof shall be determined by the valuation placed upon these securities by the parties to the Transaction.

Section III: Indemnification

The Company agrees to indemnify and hold “AGENT”, which terms for the purposes of this Agreement include the partners, controlling persons, officers, employees and agents of “AGENT”, harmless from and against any and all losses, claims, damages, costs, liabilities or expenses (including reasonable attorney’s fees and expenses), joint or several, to which “AGENT” may become subject in connection with its performance of the services described herein resulting from Company’s material breach of this Agreement, gross negligence, willful misconduct or misfeasance, provided, however, that Company shall not be liable in any such case to the extent that any such loss, claim, damage, liability, cost or expense is found in a final judgment by a court of law to have directly resulted from the gross negligence or willful misconduct of “AGENT” .

Likewise “AGENT” agrees to indemnify and hold Company, which terms for the purposes of this paragraph include the subsidiaries, partners, controlling persons, officers, stockholders and employees of Company, harmless from and against any and all losses, claims, damages, costs, liabilities or expenses (including reasonable attorney’s fees and expenses), joint or several, to which Company may become subject resulting from “AGENT’s” material breach of this Agreement, gross negligence, willful misconduct or misfeasance, provided however, that “AGENT” shall not be liable in any such case to the extent that any such loss, claim, damage, liability, cost or expense is found in a final judgment by a court of law to have directly resulted from the gross negligence or willful misconduct of Company.

Section IV: Other

Each party to this Agreement agrees to keep in strict confidence the proprietary and non-public information of the other party during the term of this Agreement and thereafter, provided however that the foregoing shall not prohibit disclosures (i) pursuant to the exercise of the parties’ responsibilities under this Agreement; (ii) required by law or legal process (provided notice is given prior to such disclosure); or (iii) of matters which become public other than by the actions of the disclosing party hereunder.

If “AGENT” completes the Private Placement or any other Transaction pursuant to the Agreement, “AGENT” may, at its own expense, place an announcement, subject to Company’s prior consent and approval, in any newspapers and periodicals it may select stating that “AGENT” has acted as financial advisor, investment banker or placement agent for Company in the Transaction.

MidSouth Capital Inc. is a registered broker dealer, whose address is herein below for to this contemplated transaction.

MidSouth Capital Inc.
1050 Crown Pointe Parkway
Suite 200
Atlanta, GA 30338
Attention: Mr. Adam Cabibi
Telephone: (770) 804-3110

This agreement shall be construed in accordance with the laws of the State of Georgia and the parties agree to submit themselves to the jurisdiction of the courts located in that state, which shall be the sole tribunals in which either party may institute and maintain a legal proceeding against the other party arising from any dispute hereunder.

If any agreement, covenant, warranty or other provision of this Agreement is invalid, illegal or incapable of being enforced by reason of any rule of law or public policy, all other agreements, covenants, warranties and other provisions of this Agreement shall, nevertheless, remain in full force and effect. No waiver by either party of a breach or non-performance of any provision or obligation of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision of this Agreement. This Agreement is the entire agreement of the parties with respect to the subject matter hereof, supersedes all prior agreements and understandings, oral or written, relating to the subject matter hereof, and may not be amended, supplemented, or modified except by written instrument executed by all parties hereto.  Neither party may assign any of its rights or obligations under this Agreement without the prior written consent of the other party.

All notices or other communications under this Agreement must be in writing and sent by prepaid, first class airmail, delivered by hand or transmitted by facsimile or email to the email address or facsimile number of the recipient set out below or such other address, email address or facsimile number as may be furnished in writing by the recipient to the other party.  The addresses, email addresses and facsimile numbers of the parties for purposes of this Agreement are:

Black Hawk Exploration	MidSouth Capital Inc
1174 Manito Drive	1050 Crown Pointe Pkwy
Suite 200
Fox Island, WA 98333	Atlanta, GA 30338

Phone: 253-549-4336	Phone: 770-804-3110
Fax:	Fax: 770-804-3119

If the foregoing is acceptable to you, please indicate your approval by signing in the space provided and returning an executed copy of this Agreement to us.

We are very enthusiastic about working with your team toward the successful completion of this assignment.

Understood and agreed, this day 2nd day of June 2010.

COMPANY.	MidSouth Capital Inc.

/s/ Kevin Murphy	/s/ Mark Hill

Kevin Murphy– CEO	Mark Hill